Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $9.01 FOR 2017 EXCLUDING TAX LEGISLATION (1), EARNINGS PER COMMON SHARE WERE $19.76 (2) FOR 2017
FOURTH QUARTER LOSS PER COMMON SHARE WAS $5.51
EXCLUDING TAX LEGISLATION (1), FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $5.68 (2)

NEW YORK, January 17, 2018 - The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $32.07 billion and net earnings of $4.29 billion for the year ended December 31, 2017. Diluted earnings per common share were $9.01 compared with $16.29 for the year ended December 31, 2016. Return on average common shareholders’ equity (ROE) (3) was 4.9% for 2017. During the fourth quarter of 2017, the firm recorded $4.40 billion of income tax expense related to Tax Legislation (1). Excluding this expense, diluted earnings per common share were $19.76 (2) and ROE was 10.8% (2) for 2017.

Fourth quarter net revenues were $7.83 billion and the net loss was $1.93 billion. The diluted loss per common share was $5.51 compared with diluted earnings per common share of $5.08 for the fourth quarter of 2016 and $5.02 for the third quarter of 2017. Excluding Tax Legislation (1), diluted earnings per common share were $5.68 (2) for the fourth quarter of 2017.

Annual Highlights

•

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year. The firm also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year. (4)

•

Investment Banking produced net revenues of $7.37 billion, its second highest annual performance, with record Underwriting and strong Financial Advisory results. Record net revenues in debt underwriting of $2.94 billion reflected a leading position for the firm’s leveraged finance franchise.

•

Investment Management generated record net revenues of $6.22 billion, including record management and other fees. Assets under supervision (5) increased 8% from a year ago to a record $1.49 trillion, with net inflows in long-term assets under supervision of $42 billion (6).

•	During 2017, the firm advanced its online consumer lending and deposit platform, Marcus: by Goldman Sachs, originating over $2 billion of loans and growing online deposits by over $5 billion.

•

The firm returned nearly $8 billion of capital to common shareholders during 2017, including $6.72 billion of share repurchases. Basic shares (7) decreased by 6.2% during the year to a record low of 388.9 million.

“Last year, we delivered higher revenue and stronger pre-tax margins despite a challenging environment for our market-making businesses,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “With the global economy poised to accelerate, new U.S. tax legislation providing tailwinds and a leading franchise across our businesses, we are well positioned to serve our clients and make significant progress on the growth plan we outlined in September.”

Media Relations: Jake Siewert 212-902-5400	| Investor Relations: Heather Kennedy Miner 212-902-0300

Net Revenues

Net revenues were $32.07 billion for 2017, 5% higher than 2016.

Investment Banking

Full Year

Net revenues in Investment Banking were $7.37 billion for 2017, 18% higher than 2016. Net revenues in Financial Advisory were $3.19 billion, 9% higher than 2016, reflecting an increase in completed mergers and acquisitions transactions. Net revenues in Underwriting were $4.18 billion, 25% higher than 2016, due to significantly higher net revenues in both debt underwriting, primarily reflecting an increase in industry-wide leveraged finance activity, and equity underwriting, reflecting an increase in industry-wide secondary offerings. The firm’s investment banking transaction backlog increased compared with the end of 2016. (5)

Fourth Quarter

Net revenues in Investment Banking were $2.14 billion for the fourth quarter of 2017, 44% higher than the fourth quarter of 2016 and 19% higher than the third quarter of 2017. Net revenues in Financial Advisory were $772 million, 9% higher than the fourth quarter of 2016, reflecting higher net revenues in the U.S. Net revenues in Underwriting were $1.37 billion, 76% higher than the fourth quarter of 2016, due to significantly higher net revenues in both debt underwriting, primarily from leveraged finance activity, and equity underwriting, primarily from secondary offerings. The firm’s investment banking transaction backlog increased compared with the end of the third quarter of 2017. (5)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $11.90 billion for 2017, 18% lower than 2016.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $5.30 billion for 2017, 30% lower than 2016, due to significantly lower net revenues in commodities, interest rate products, currencies and credit products, partially offset by significantly higher net revenues in mortgages. During 2017, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment characterized by low levels of volatility and low client activity.

Net revenues in Equities were $6.60 billion, 4% lower than 2016, due to lower commissions and fees, reflecting lower market volumes in the U.S., and lower net revenues in equities client execution, reflecting lower net revenues in derivatives, partially offset by higher net revenues in cash products. Net revenues in securities services were essentially unchanged. During 2017, Equities operated in an environment characterized by increasing global equity prices, while volatility levels and client activity levels remained low.

Fourth Quarter

Net revenues in Institutional Client Services were $2.37 billion for the fourth quarter of 2017, 34% lower than the fourth quarter of 2016 and 24% lower than the third quarter of 2017.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.00 billion for the fourth quarter of 2017, 50% lower than the fourth quarter of 2016, which included more favorable market conditions. This decrease was due to significantly lower net revenues in currencies, credit products, interest rate products and commodities. Net revenues in mortgages were lower. During the fourth quarter of 2017, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment characterized by low levels of volatility and low client activity.

Net revenues in Equities were $1.37 billion, 14% lower than the fourth quarter of 2016, due to significantly lower net revenues in equities client execution, reflecting significantly lower net revenues in derivatives and lower net revenues in cash products. Net revenues in securities services were slightly higher and commissions and fees were essentially unchanged compared with the fourth quarter of 2016. While global equity prices increased during the quarter, Equities continued to operate in an environment characterized by low levels of volatility and low client activity.

Investing & Lending

Full Year

Net revenues in Investing & Lending were $6.58 billion for 2017, 61% higher than 2016. Net revenues in equity securities were $4.58 billion, 78% higher than 2016, primarily reflecting a significant increase in net gains from private equities, which were positively impacted by company-specific events and corporate performance. In addition, net gains from public equities were significantly higher, as global equity prices increased during the year. Net revenues in debt securities and loans were $2.00 billion, 33% higher than 2016, reflecting significantly higher net interest income (2017 included approximately $1.80 billion of net interest income).

Fourth Quarter

Net revenues in Investing & Lending were $1.66 billion for the fourth quarter of 2017, 12% higher than the fourth quarter of 2016 and 12% lower than the third quarter of 2017. Net revenues in equity securities were $1.21 billion, 18% higher than the fourth quarter of 2016, reflecting a significant increase in net gains from private equities, driven by company-specific events, partially offset by lower net gains from public equities. Net revenues in debt securities and loans were $449 million, 2% lower than the fourth quarter of 2016, due to higher provisions for loan losses, primarily reflecting an impairment of a secured loan, largely offset by higher net interest income (the fourth quarter of 2017 included approximately $500 million of net interest income).

Investment Management

Full Year

Net revenues in Investment Management were $6.22 billion for 2017, 7% higher than 2016, due to higher management and other fees, reflecting higher average assets under supervision, and higher transaction revenues. During the year, total assets under supervision (5) increased $115 billion to $1.49 trillion. Long-term assets under supervision increased $128 billion, including net market appreciation of $86 billion, primarily in equity and fixed income assets, and net inflows of $42 billion (6), primarily in fixed income and alternative investment assets. Liquidity products decreased $13 billion (6).

Fourth Quarter

Net revenues in Investment Management were $1.66 billion for the fourth quarter of 2017, 4% higher than the fourth quarter of 2016 and 9% higher than the third quarter of 2017. The increase in net revenues compared with the fourth quarter of 2016 was primarily due to higher management and other fees, reflecting higher average assets under supervision, partially offset by lower incentive fees. During the quarter, total assets under supervision (5) increased $38 billion to $1.49 trillion. Long-term assets under supervision increased $21 billion, reflecting net market appreciation of $22 billion, primarily in equity assets, and net outflows of $1 billion. Liquidity products increased $17 billion.

Expenses

Operating expenses were $20.94 billion for 2017, 3% higher than 2016.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $11.85 billion for 2017, 2% higher than 2016. The ratio of compensation and benefits to net revenues for 2017 was 37.0% compared with 38.1% for 2016. Total staff increased 6% during 2017.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $9.09 billion for 2017, 5% higher than 2016, reflecting higher expenses related to consolidated investments and the firm’s online consumer lending and deposit platform. These increases were primarily included in depreciation and amortization expenses, market development expenses and other expenses. In addition, technology expenses increased, reflecting higher expenses related to cloud-based services and software depreciation, and professional fees increased, primarily related to consulting costs. These increases were partially offset by lower net provisions for litigation and regulatory proceedings, and lower occupancy expenses (primarily related to exit costs in 2016).

Net provisions for litigation and regulatory proceedings for 2017 were $188 million compared with $396 million for 2016.

Fourth Quarter

Non-compensation expenses were $2.57 billion for the fourth quarter of 2017, 10% higher than the fourth quarter of 2016 and 18% higher than the third quarter of 2017. The increase compared with the fourth quarter of 2016 was primarily due to higher expenses related to consolidated investments (primarily in depreciation and amortization expenses and other expenses) and higher professional fees, primarily related to consulting costs. In addition, market development expenses increased. These increases were partially offset by lower net provisions for litigation and regulatory proceedings.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2017 were $9 million compared with $147 million for the fourth quarter of 2016.

The fourth quarter of 2017 included a $127 million charitable contribution to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2017 was 61.5%, up from 22.6% for the first nine months of 2017 and up from 28.2% for full year 2016, reflecting the impact of Tax Legislation (1). Excluding Tax Legislation, the effective income tax rate for 2017 was 22.0% (8).

Capital

•

As of December 31, 2017, total shareholders’ equity was $82.24 billion (common shareholders’ equity of $70.39 billion and preferred stock of $11.85 billion) and unsecured long-term borrowings were $217.69 billion.

•

The firm’s Standardized Common Equity Tier 1 ratio (9) reflecting the applicable transitional provisions was 12.1% (10) as of December 31, 2017, compared with 14.5% as of December 31, 2016 and 13.3% as of September 30, 2017. Tax Legislation (1) reduced the Standardized Common Equity Tier 1 ratio by 0.8 percentage points as of December 31, 2017.

•

The firm’s Basel III Advanced Common Equity Tier 1 ratio (9) reflecting the applicable transitional provisions was 10.9% (10) as of December 31, 2017, compared with 13.1% as of December 31, 2016 and 12.0% as of September 30, 2017. Tax Legislation (1) reduced the Basel III Advanced Common Equity Tier 1 ratio by 0.7 percentage points as of December 31, 2017.

•

The firm’s supplementary leverage ratio (5) on a fully phased-in basis was 5.8% (10) as of December 31, 2017, compared with 6.4% as of December 31, 2016 and 6.1% as of September 30, 2017. Tax Legislation (1) reduced the supplementary leverage ratio by 0.3 percentage points as of December 31, 2017.

•

During the quarter, the firm issued 60,000 shares of perpetual 5.00% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series P, for aggregate proceeds of $1.5 billion. In addition, the firm redeemed all of its outstanding Series I Preferred Stock for a total redemption price of $850 million.

•

On January 16, 2018, the Board of Directors of The Goldman Sachs Group, Inc. (Board) declared a dividend of $0.75 per common share to be paid on March 29, 2018 to common shareholders of record on March 1, 2018.

•

During the year, the firm repurchased 29.0 million shares of its common stock at an average cost per share of $231.87, for a total cost of $6.72 billion, including 6.6 million shares during the fourth quarter at an average cost per share of $241.13, for a total cost of $1.59 billion. (11)

•

Book value per common share was $181.00 and tangible book value per common share (12) was $170.61, both based on basic shares (7) of 388.9 million as of December 31, 2017. Tax Legislation (1) reduced book value per common share by $11.31.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $917 billion (10) as of December 31, 2017, compared with $860 billion as of December 31, 2016 and $930 billion as of September 30, 2017.

•

The firm’s global core liquid assets (5) averaged $219 billion (10) for 2017, compared with an average of $211 billion for 2016. Global core liquid assets averaged $221 billion (10) for the fourth quarter of 2017, unchanged compared with the third quarter of 2017.

•	Level 3 assets were $19 billion (10) as of December 31, 2017, compared with $23 billion as of December 31, 2016 and $21 billion as of September 30, 2017, and represented 2.1% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Information regarding the impact of Tax Legislation, the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets and balance sheet data, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements. Information regarding the impact of Tax Legislation is based on the firm’s current calculations, as well as the firm’s current interpretations, assumptions and expectations relating to Tax Legislation, which are subject to further guidance and change.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT AND GEOGRAPHIC NET REVENUES

(UNAUDITED)

$ in millions

Segment Net Revenues

	Year Ended		% Change From
	December 31, 2017	December 31, 2016	December 31, 2016
Investment Banking
Financial Advisory	$3,188	$2,932	9%

Equity underwriting	1,243	891	40
Debt underwriting	2,940	2,450	20

Total Underwriting	4,183	3,341	25

Total Investment Banking	7,371	6,273	18

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	5,299	7,556	(30)

Equities client execution	2,046	2,194	(7)
Commissions and fees	2,920	3,078	(5)
Securities services	1,637	1,639	-

Total Equities	6,603	6,911	(4)

Total Institutional Client Services	11,902	14,467	(18)

Investing & Lending
Equity securities	4,578	2,573	78
Debt securities and loans	2,003	1,507	33

Total Investing & Lending	6,581	4,080	61

Investment Management
Management and other fees	5,144	4,798	7
Incentive fees	417	421	(1)
Transaction revenues	658	569	16

Total Investment Management	6,219	5,788	7

Total net revenues	$32,073	$30,608	5

Geographic Net Revenues (5)

	Year Ended		% Change From
	December 31, 2017	December 31, 2016	December 31, 2016
Americas	$19,405	$18,144	7%
EMEA	7,852	8,040	(2)
Asia	4,816	4,424	9

Total net revenues	$32,073	$30,608	5

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT AND GEOGRAPHIC NET REVENUES

(UNAUDITED)

$ in millions

Segment Net Revenues

	Three Months Ended			% Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Investment Banking
Financial Advisory	$772	$911	$709	(15)%	9%

Equity underwriting	460	212	212	117	117
Debt underwriting	909	674	565	35	61

Total Underwriting	1,369	886	777	55	76

Total Investment Banking	2,141	1,797	1,486	19	44

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,003	1,452	2,002	(31)	(50)

Equities client execution	223	584	459	(62)	(51)
Commissions and fees	737	681	736	8	-
Securities services	409	403	398	1	3

Total Equities	1,369	1,668	1,593	(18)	(14)

Total Institutional Client Services	2,372	3,120	3,595	(24)	(34)

Investing & Lending
Equity securities	1,209	1,391	1,027	(13)	18
Debt securities and loans	449	492	457	(9)	(2)

Total Investing & Lending	1,658	1,883	1,484	(12)	12

Investment Management
Management and other fees	1,369	1,272	1,227	8	12
Incentive fees	129	86	224	50	(42)
Transaction revenues	165	168	154	(2)	7

Total Investment Management	1,663	1,526	1,605	9	4

Total net revenues	$7,834	$8,326	$8,170	(6)	(4)

Geographic Net Revenues (5)

	Three Months Ended			% Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Americas	$4,802	$4,870	$4,749	(1)%	1%
EMEA	1,771	2,062	2,103	(14)	(16)
Asia	1,261	1,394	1,318	(10)	(4)

Total net revenues	$7,834	$8,326	$8,170	(6)	(4)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended				% Change From
	December 31, 2017		December 31, 2016		December 31, 2016
Revenues
Investment banking	$7,371		$6,273		18%
Investment management	5,803		5,407		7
Commissions and fees	3,051		3,208		(5)
Market making	7,660		9,933		(23)
Other principal transactions	5,256		3,200		64

Total non-interest revenues	29,141		28,021		4

Interest income	13,113		9,691		35
Interest expense	10,181		7,104		43

Net interest income	2,932		2,587		13

Net revenues, including net interest income	32,073		30,608		5

Operating expenses
Compensation and benefits	11,853		11,647		2

Brokerage, clearing, exchange and distribution fees	2,540		2,555		(1)
Market development	588		457		29
Communications and technology	897		809		11
Depreciation and amortization	1,152		998		15
Occupancy	733		788		(7)
Professional fees	965		882		9
Other expenses	2,213		2,168		2

Total non-compensation expenses	9,088		8,657		5

Total operating expenses	20,941		20,304		3

Pre-tax earnings	11,132		10,304		8
Provision for taxes	6,846	(14)	2,906		136

Net earnings	4,286		7,398		(42)
Preferred stock dividends	601		311	(15)	93

Net earnings applicable to common shareholders	$3,685		$7,087		(48)

Earnings per common share
Basic (13)	$9.12		$16.53		(45)%
Diluted	9.01		16.29		(45)

Average common shares
Basic	401.6		427.4		(6)
Diluted	409.1		435.1		(6)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	December 31, 2017		September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Revenues
Investment banking	$2,141		$1,797	$1,486	19%	44%
Investment management	1,554		1,419	1,499	10	4
Commissions and fees	772		714	761	8	1
Market making	1,215		2,112	2,866	(42)	(58)
Other principal transactions	1,254		1,554	1,222	(19)	3

Total non-interest revenues	6,936		7,596	7,834	(9)	(11)

Interest income	3,736		3,411	2,424	10	54
Interest expense	2,838		2,681	2,088	6	36

Net interest income	898		730	336	23	167

Net revenues, including net interest income	7,834		8,326	8,170	(6)	(4)

Operating expenses
Compensation and benefits	2,157		3,172	2,447	(32)	(12)

Brokerage, clearing, exchange and distribution fees	637		625	626	2	2
Market development	175		138	131	27	34
Communications and technology	230		220	200	5	15
Depreciation and amortization	350		280	267	25	31
Occupancy	190		177	179	7	6
Professional fees	304		227	209	34	45
Other expenses	683		511	714	34	(4)

Total non-compensation expenses	2,569		2,178	2,326	18	10

Total operating expenses	4,726		5,350	4,773	(12)	(1)

Pre-tax earnings	3,108		2,976	3,397	4	(9)
Provision for taxes	5,036	(14)	848	1,050	N.M.	N.M.

Net earnings / (loss)	(1,928)		2,128	2,347	N.M.	N.M.
Preferred stock dividends	215		93	194	131	11

Net earnings / (loss) applicable to common shareholders	$(2,143)		$2,035	$2,153	N.M.	N.M.

Earnings / (loss) per common share
Basic (13)	$(5.51)		$5.09	$5.17	N.M. %	N.M. %
Diluted	(5.51)		5.02	5.08	N.M.	N.M.

Average common shares
Basic	389.8		398.2	415.2	(2)	(6)
Diluted	389.8		405.7	423.5	(4)	(8)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	36,600		35,800	34,400	2	6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET AND CAPITAL RATIO DATA

(UNAUDITED)

$ in billions

Condensed Consolidated Statements of Financial Condition (10)

	As of			% Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$110	$117	$122	(6)%	(10)%
Collateralized agreements	312	301	302	4	3
Receivables	151	150	115	1	31
Financial instruments owned	316	333	296	(5)	7
Other	28	29	25	(3)	12

Total assets	917	930	860	(1)	7

Liabilities and shareholders’ equity
Deposits	139	133	124	5	12
Collateralized financings	124	122	101	2	23
Payables	178	203	188	(12)	(5)
Financial instruments sold, but not yet purchased	112	115	117	(3)	(4)
Unsecured borrowings	265	257	228	3	16
Other	17	14	15	21	13

Total liabilities	835	844	773	(1)	8
Total shareholders’ equity	82	86	87	(5)	(6)

Total liabilities and shareholders’ equity	$917	$930	$860	(1)	7

Transitional Capital Ratios (9) (10)

	As of			% Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016

Common equity tier 1	$67.1	$71.9	$72.0	(7)%	(7)%

Standardized capital rules
Risk-weighted assets	$556	$540	$497	3	12
Common equity tier 1 ratio	12.1%	13.3%	14.5%

Basel III Advanced capital rules
Risk-weighted assets	$618	$600	$550	3	12
Common equity tier 1 ratio	10.9%	12.0%	13.1%

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (5)

$ in millions

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017		December 31, 2016
Risk Categories
Interest rates	$40	$38	$40	$40		$45
Equity prices	28	21	25	24		25
Currency rates	9	12	19	12		21
Commodity prices	9	9	17	13		17
Diversification effect	(32)	(33)	(40)	(35)		(45)

Total	$54	$47	$61	$54		$63

Assets Under Supervision (5)
$ in billions

	As of			% Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017		December 31, 2016
Asset Class
Alternative investments	$168	$169	$154	(1)%		9%
Equity	321	305	266	5		21
Fixed income	660	654	601	1		10

Total long-term AUS	1,149	1,128	1,021	2		13
Liquidity products	345	328	358	5		(4)

Total AUS	$1,494	$1,456	$1,379	3		8

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017		December 31, 2016
Beginning balance	$1,456	$1,406	$1,347	$1,379		$1,252
Net inflows / (outflows)
Alternative investments	(2)	2	1	15		5
Equity	1	(1)	(5)	2		(3)
Fixed income	-	12	21	25		40

Total long-term AUS net inflows / (outflows)	(1)	13	17	42		42
Liquidity products	17	14	31	(13)		52

Total AUS net inflows / (outflows)	16	27	48	29	(6)	94
Net market appreciation / (depreciation)	22	23	(16)	86		33

Ending balance	$1,494	$1,456	$1,379	$1,494		$1,379

Footnotes

(1)

The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Legislation was an increase in income tax expense of $4.40 billion, of which $3.32 billion was due to the repatriation tax and $1.08 billion was due to the effects of the implementation of the territorial tax system and the remeasurement of U.S. deferred tax assets at lower enacted corporate tax rates. The impact of Tax Legislation may differ from this estimate, possibly materially, due to, among other things, further refinement of the firm’s calculations, changes in interpretations and assumptions the firm has made, guidance that may be issued and actions the firm may take as a result of Tax Legislation.

(2)

Management believes that presenting the firm’s results excluding Tax Legislation is meaningful as excluding this item increases the comparability of period-to-period results. Diluted earnings per common share and ROE excluding the impact of Tax Legislation are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The tables below present the calculation of net earnings applicable to common shareholders, diluted earnings per common share and average common shareholders’ equity excluding the impact of Tax Legislation (unaudited, in millions, except per share amounts):

	For the
	Three Months Ended December 31, 2017	Year Ended December 31, 2017

Net earnings / (loss) applicable to common shareholders, as reported	$(2,143)	$3,685
Impact of Tax Legislation	4,400	4,400

Net earnings applicable to common shareholders, excluding the impact of Tax Legislation	$2,257	$8,085
Divided by average diluted common shares used in the calculation of diluted earnings (excluding the impact of Tax Legislation) per common share	397.4	409.1

Diluted earnings per common share, excluding the impact of Tax Legislation	$5.68	$19.76

	For the
	Three Months Ended December 31, 2017	Year Ended December 31, 2017

Average basic common shares, as reported	389.8	401.6
Effect of dilutive securities	7.6	7.5

Average diluted common shares used in the calculation of diluted earnings (excluding the impact of Tax Legislation) per common share	397.4	409.1

		Average for the
		Year Ended December 31, 2017

Common shareholders’ equity, as reported		$74,721
Impact of Tax Legislation		338

Common shareholders’ equity, excluding the impact of Tax Legislation		$75,059

(3)

ROE is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

	Average for the
	Three Months Ended December 31, 2017	Year Ended December 31, 2017

Total shareholders’ equity	$84,702	$85,959
Preferred stock	(11,316)	(11,238)

Common shareholders’ equity	$73,386	$74,721

(4)	Dealogic – January 1, 2017 through December 31, 2017.

(5)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations – Investment Banking,” “Results of Operations – Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management – Liquidity Risk Management” and “Risk Management – Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2017. For information about the firm’s geographic net revenues, see Note 25 “Business Segments” in Part I, Item I “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

(6)

Includes $23 billion of inflows ($20 billion in long-term assets under supervision and $3 billion in liquidity products) in connection with the acquisition of a portion of Verus Investors’ outsourced chief investment officer business and $5 billion of equity asset outflows in connection with the divestiture of the firm’s local Australian-focused investment capabilities and fund platform.

(7)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

Footnotes (continued)

(8)

Management believes that presenting the firm’s effective income tax rate excluding Tax Legislation is meaningful as excluding this item increases the comparability of period-to-period results. The effective income tax rate excluding the impact of Tax Legislation is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the calculation of the effective income tax rate excluding the impact of Tax Legislation (unaudited, $ in millions):

	For the
	Year Ended December 31, 2017
	Pre-tax earnings	Provision for taxes	Effective income tax rate

As reported	$11,132	$6,846	61.5%
Impact of Tax Legislation		4,400

Excluding the impact of Tax Legislation	$11,132	$2,446	22.0%

(9)

The lower of the transitional capital ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of December 31, 2017, the firm’s capital ratios, on a fully phased-in basis, calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were both lower by 0.2 percentage points as compared to the transitional capital ratios. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

(10)	Represents a preliminary estimate and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

(11)

As of December 31, 2017, the remaining share authorization under the firm’s existing repurchase program was 47.6 million shares, which represented the shares that may be repurchased under the repurchase program approved by the Board. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(12)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of
December 31, 2017
Total shareholders’ equity	$82,243
Preferred stock	(11,853)

Common shareholders’ equity	70,390
Goodwill and identifiable intangible assets	(4,038)

Tangible common shareholders’ equity	$66,352

(13)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology for the three months ended December 31, 2017 was a loss per common share (basic and diluted) of $0.01. In addition, the impact of applying this methodology was a reduction in basic earnings per common share of $0.06 and $0.05 for the years ended December 31, 2017 and December 31, 2016, respectively, and $0.02 for both the three months ended September 30, 2017 and December 31, 2016.

(14)

In 2017, as required, the firm adopted ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting,” which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. For 2017, the impact of the share-based awards was a reduction to provision for taxes of $719 million, which increased diluted earnings per common share by approximately $1.75 and ROE by approximately 1.0 percentage points. The impact in the fourth quarter of 2017 was a reduction of $223 million.

(15)

Includes a reduction of $266 million for the year ended December 31, 2016, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during 2016.